Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CNB FINANCIAL CORPORATION

CNB BANK

and

BANK OF AKRON

Dated as of December 18, 2019

i

ii

iii

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2019 (this “Agreement”), by and between CNB Financial Corporation, a Pennsylvania corporation (“CNB”), CNB Bank, a Pennsylvania-chartered nonmember bank (“CNB Bank”) and Bank of Akron, a New York-chartered nonmember bank (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of CNB and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into CNB Bank, with CNB Bank as the surviving bank (the “Merger”);

WHEREAS, as a condition to the willingness of CNB to enter into this Agreement, each of the directors of the Company have entered into a Voting Agreement with CNB dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, pursuant to which each such director has agreed, among other things, to vote all shares of the Company’s common stock, par value $3.00 per share (“Company Common Stock”), for which they have and possess voting authority, in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Federal Bank Merger Act, 12 U.S.C. § 1828(c), the Pennsylvania Banking Code of 1965, as amended (the “Pennsylvania Banking Code”), and the New York Banking Law, as amended, and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into CNB Bank and CNB Bank shall be the surviving entity (the “Surviving Bank”), and shall continue to be governed by the laws of the Commonwealth of Pennsylvania.

Section 1.02    Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, CNB Bank and the Company shall execute and file articles of merger in a form reasonably satisfactory to CNB and the Company with the Pennsylvania Department of Banking and Securities, in accordance with Pennsylvania law and with the New York Department of Financial Services, in accordance with the New York Banking Law. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

Section 1.03    Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the Pennsylvania Banking Code, and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of the Company shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall be vested in and assumed by CNB.

Section 1.04    Closing. Subject to Article VIII, the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the offices of Hogan Lovells US, LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004 on a date to be specified by the parties, which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or, if permissible, waived at the Closing) have been satisfied or waived in accordance with the terms hereof (the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by CNB and the Company.

Section 1.05    Articles of Incorporation and Bylaws. The Articles of Incorporation of CNB Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Bank, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of CNB Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank, until thereafter amended as provided therein and in accordance with applicable law.

Section 1.06    Directors of the Surviving Bank. The directors of CNB Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank, each of whom shall serve in accordance with the Articles of Incorporation and the Bylaws of the Surviving Bank.

Section 1.07    Officers of the Surviving Bank. The officers of CNB Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank.

Section 1.08    Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.09    Name of Surviving Bank. The name of the Surviving Bank shall be CNB Bank.

Section 1.10    Additional Actions. If, at any time after the Effective Time, CNB shall reasonably consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, or record or otherwise, in CNB its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the purposes of this Agreement, the Company and its officers and directors shall be deemed to have granted to CNB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (x) vest, perfect or confirm, of record or otherwise, in CNB its right, title or interest in, to or under any of the rights, properties or assets of the Company or (y) otherwise carry out the purposes of this Agreement, and the officers and directors of CNB are authorized in the name of the Company or otherwise to take any and all such action.

Section 1.11    Alternative Structure. CNB may, at any time prior to the approval of this Agreement by the Company’s shareholders, change the method of effecting the combination of CNB and the Company (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of the Company’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of CNB or the Company pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event CNB makes such a change, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.12    Absence of Control. It is the intent of the parties to this Agreement that CNB by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the Company and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01    Merger Consideration.

(a)        At the Effective Time, each share of Company Common Stock issued and outstanding as of the Effective Time (excluding Dissenters’ Shares) shall be converted into the right to receive, without interest and in accordance with the procedures set forth in Section 2.03 and subject to Sections 2.02 and 2.04, the following:

(i)        for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.03 (a “Cash Election”), the right to receive in cash from CNB, without interest, an amount equal to $215.00 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(ii)        for each share of Company Common Stock with respect to which an election to receive common stock, no par value, of CNB (“CNB Common Stock”) has been effectively made and not revoked or lost, pursuant to Section 2.03 (a “Stock Election”), the right to receive from CNB the number of shares of CNB Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(iii)        for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.03 (collectively, “Non-Election Shares”), the right to receive from CNB the Stock Consideration. For purposes of this Agreement: (x) “Exchange Ratio” means 6.6729 shares of CNB Common Stock; and (y) the Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b)        Notwithstanding anything herein to the contrary, no Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 2.01, but instead shall be treated in accordance with the provisions set forth in Section 2.05.

(c)        At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock that are owned directly or indirectly by CNB or the Company, including any shares of Company Common Stock held by CNB or the Company or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by CNB or the Company, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of CNB Common Stock that are owned by the Company shall become treasury stock of CNB.

(d)        At least 75% of the aggregate Merger Consideration plus the aggregate consideration to be paid by CNB with respect to the Dissenters’ Shares (the “Total Consideration”) to be paid to holders of Company Common Stock will be paid with CNB Common Stock. In the event that the foregoing clauses of this Section 2.01 result in less than 75% of the aggregate Total Consideration being paid with CNB Common Stock, pro rata adjustments will be made in accordance with Section 2.02 to result in payment of 75% of the aggregate Total Consideration in CNB Common Stock and the balance of the aggregate Total Consideration in cash.

(e)        If either of the tax opinions referred to in Section 7.02(c) or Section 7.03(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then CNB shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

Section 2.02    Proration.

(a)        Notwithstanding any other provision contained in this Agreement, the maximum number of shares of Company Common Stock to be converted into Cash Consideration (the

“Maximum Cash Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock issued and outstanding as of the Effective Time (including any Dissenters’ Shares but excluding shares of Company Common Stock to be canceled as provided in Section 2.01(c)) by (y) 0.25.

(b)        Within five (5) Business Days after the Effective Time, CNB shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)        If the sum of the Cash Election Shares plus any Dissenters’ Shares is greater than the Maximum Cash Conversion Number, then

(A)      all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(B)      the Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the sum of the Cash Election Shares plus any Dissenters’ Shares exceeds (2) the Maximum Cash Conversion Number and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(ii)        If the sum of the Cash Election Shares plus any Dissenters’ Shares is equal to or less than the Maximum Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.

Section 2.03    Election and Exchange Procedures. Each holder of record (“Holder”) of shares of Company Common Stock (other than Dissenters’ Shares) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)        Each Holder may specify in a request made in accordance with the provisions of this Section 2.03 (herein called an “Election”) (x) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)        CNB shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to the Company’s shareholders entitled to vote at the Company Meeting so as to permit Company shareholders to exercise their right to make an Election prior to the Election Deadline.

(c)        The Form of Election shall be mailed to each Holder no less than thirty (30) Business Days prior to the Election Deadline or on such earlier date as the Company and CNB shall mutually agree.

(d)        Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by CNB (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the day prior to the date of the Company Meeting (the “Election Deadline”), a Form of Election properly completed and signed; provided, however, that both the Exchange Agent and such agreement shall be reasonably acceptable to the Company.

(e)        Any Company shareholder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If CNB, after consultation with the Exchange Agent and the Company, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)        Any Company shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by CNB or the Company that this Agreement has been terminated in accordance with Article VIII.

(g)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a certificate of shares of Company Common Stock (a “Company Stock Certificate”) surrendered pursuant to Section 2.03(o) is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall inform the Exchange Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of CNB Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary under applicable law based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, CNB) shall be entitled to deduct and withhold from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of CNB Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or CNB, as the case may be, is required to deduct, withhold and pay under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are so deducted, withheld and paid by the Exchange Agent or CNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CNB, as the case may be.

(h)        After the Effective Time there shall be no further registration or transfers of shares of Company Common Stock. After the Effective Time, Company Stock Certificates that are presented to the Surviving Bank shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(i)        At any time following the six-month anniversary of the Effective Time, CNB shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to Holders that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by CNB), and Holders shall be entitled to look only to CNB (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of CNB Common Stock and any dividends or other distributions with respect to CNB Common Stock payable upon due surrender of their Company Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither CNB nor the Exchange Agent shall be liable to any Holder of a Company Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(j)        In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and, if required by CNB or the Exchange Agent, the posting by such Person of a bond in such sum as CNB may reasonably direct as indemnity against any claim that may be made against it or the Surviving Bank with respect to such Company Stock Certificate(s), CNB shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.

(k)        No dividends or other distributions with respect to CNB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of CNB Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of CNB Common Stock shall be paid by CNB to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Stock Certificate in accordance with subsection (l) below. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Company Stock Certificate there shall be paid to the Holder of a certificate for CNB Common Stock (a “CNB Stock Certificate”) representing whole shares of CNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CNB Common

Stock and the amount of any cash payable in lieu of a fractional share of CNB Common Stock to which such Holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of CNB Common Stock. CNB shall make available to the Exchange Agent cash for these purposes, if necessary.

(l)        No CNB Stock Certificates representing fractional shares of CNB Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates; no dividend or distribution by CNB shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of CNB. In lieu of any such fractional shares, each Holder of a Company Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Company Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing CNB Share Value. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by CNB on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(m)        CNB, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement and without materially adversely affecting the rights and remedies of the Company or any shareholder thereof, governing (A) the validity of the Forms of Election and compliance by any Company shareholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.03, (C) the issuance and delivery of CNB Stock Certificates into which shares of Company Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of CNB Common Stock.

(n)        Prior to the Effective Time, CNB will deposit with the Exchange Agent certificates representing shares of CNB Common Stock sufficient to pay in a timely manner, and CNB shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, prior to the Effective Time, CNB shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the Cash Consideration and cash in lieu of fractional shares of CNB Common Stock, and CNB shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares of CNB Common Stock.

(o)        As soon as reasonably practicable, but in any event no later than five (5) Business Days after the Effective Time, CNB shall cause the Exchange Agent to mail to each holder of record of a Company Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01 and any cash in lieu of fractional shares of CNB Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the

Company Stock Certificate(s) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall reasonably be determined by CNB and reasonably be acceptable to Company and (ii) instructions for use in surrendering the Company Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of CNB Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.03(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.03(k).

(p)        Upon surrender to the Exchange Agent of its Company Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 2.01 and 2.02) in respect of the shares of Company Common Stock represented by its Company Stock Certificate. Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of CNB Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.03(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.03(k).

Section 2.04    Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of CNB Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “CNB Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such CNB Adjustment Event.

Section 2.05    Appraisal Rights; Dissenters’ Shares. Notwithstanding any other provision hereof, each outstanding share of Company Common Stock, the holder of which has perfected his or her right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenters’ Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. The Company shall give CNB prompt notice upon receipt by the Company of any such demands for payment of the fair value of shares of Company Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and CNB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of CNB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenters’ Shares shall be made by the Surviving Bank or CNB.

Section 2.06    Listing of Additional Shares. Prior to the Effective Time, CNB shall notify NASDAQ of the additional shares of CNB Common Stock to be issued by CNB in exchange for the shares of Company Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01    Making of Representations and Warranties. As a material inducement to CNB to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to CNB the representations and warranties contained in this Article III. On or prior to the date hereof, the Company has delivered to CNB a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III (it being acknowledged and agreed that disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections).

Section 3.02    Organization, Standing and Authority. The Company is a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of New York. Deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Company when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened. The Company is a member in good standing of the Federal Home Loan Bank (the “FHLB”) of New York and owns the requisite amount of stock of the FHLB as set forth on Company Disclosure Schedule 3.03. The Articles of Organization and Bylaws of the Company, copies of which have been made available to the Company, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.03    Capitalization.

(a)        As of the date hereof, the authorized capital stock of the Company consists solely of (i) 350,000 shares of Company Common Stock, par value $3.00 per share, of which 300,000 shares are issued and outstanding. Except as set forth on Schedule 3.03(a) of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, phantom units or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Other than this Agreement and the agreements contemplated hereby, there are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. Other than the Voting Agreements, to the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the

Company. To the Company’s Knowledge, all of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b)        There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

Section 3.04    Subsidiaries.

(a)        (i) Schedule 3.04(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b)        Except as set forth in Schedule 3.04(a)(i) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c)        Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.04(c) of the Company Disclosure Schedule.

Section 3.05    Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.06    Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of two-thirds of the Company Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (a) approved this

Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (b) resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by CNB, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of two-thirds of the Company Common Stock outstanding and entitled to vote thereon is the only vote of any class of capital stock of the Company required by applicable law, the Articles of Incorporation of the Company or the Regulations of the Company to approve this Agreement and the transactions contemplated hereby.

Section 3.07    Non-Contravention.

(a)        Subject to the receipt of the Regulatory Approvals and the required filings under federal and state securities laws, and except as set forth on Schedule 3.07(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a material breach or violation of, or a material default under, result in a right of termination or the acceleration of any material right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company’s Articles of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)        Except as set forth in Schedule 3.09(d) of the Company Disclosure Schedule, as of the date hereof, the Company has no Knowledge of any reasons relating to the Company (including, without limitation, compliance with the Community Reinvestment Act (the “CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”)) (i) why any of the Regulatory Approvals shall not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08    Articles of Incorporation; Bylaws; Corporate Records. The Company has made available to CNB a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of the Company and each of its

Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies occurring since January 1, 2015.

Section 3.09    Compliance with Laws. Each of the Company and its Subsidiaries:

(a)        Since January 1, 2017, has been and is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b)        Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c)        Has received, since January 1, 2017, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist); and

(d)        Since January 1, 2017, except as set forth on Schedule 3.09(d) of the Company Disclosure Schedule, has in all material respects conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices adopted by the Company with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.10    Litigation; Regulatory Action. Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement.

Section 3.11    Financial Reports and Regulatory Reports.

(a)        The Company has previously delivered to CNB true, correct and complete copies of the consolidated statements of condition of the Company and its Subsidiaries as of December 31 for the fiscal years 2017 and 2018 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2017 through 2018, inclusive, in each case accompanied by the audit report of Lumsden McCormick LLP, independent public accountants with respect to the Company. The financial statements referred to in this Section 3.11 (including related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.12 will fairly represent in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.12 will be, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Except as set forth on Schedule 3.11 of the Company Disclosure and except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of the Company and its Subsidiaries and except for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2018, neither the Company nor any Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b)        Since January 1, 2017, the Company and its Subsidiaries have duly filed with the New York Department of Financial Services, the FDIC and any other applicable Governmental Authority, in correct form in all material respects, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

(c)        To the Company’s Knowledge, the Company is not now, nor has it ever been, required to file with the SEC any periodic or other reports pursuant to Section 13 or Section 15(d) of the Exchange Act.

Section 3.12    Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, or as expressly permitted or expressly contemplated by this Agreement, since December 31, 2018, there has not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent public accounting firm or (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, since December 31, 2018, each of the Company and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for the incurrence of expenses in connection with this Agreement).

Section 3.13    Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a)        Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company or its Subsidiaries or which the Company and/or its Subsidiaries is contesting in good faith. None of the Company or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries currently has any open Tax years. No written claim has ever been made by Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b)        Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)        No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to the Knowledge of the Company, are pending with respect to the Company or its Subsidiaries. Neither the Company or its Subsidiaries have received from any foreign, federal, state, or local Tax authority (including jurisdictions where the Company and any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or

(iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or its Subsidiaries.

(d)        The Company has provided CNB with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company and its Subsidiaries for Tax periods ended December 31, 2018, 2017 and 2016. The Company has delivered to CNB correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries pertaining to Tax Returns filed for the years ended December 31, 2018, 2017 and 2016. The Company and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with written notices the Company or any of its Subsidiaries have received from the Internal Revenue Service (the “IRS”) in respect of information reporting and backup and nonresident withholding as are required by law.

(e)        None of the Company or any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)        None of the Company or any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Parent is or was the common parent), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)        The unpaid Taxes of the Company or any of its Subsidiaries (i) did not, as of the end of the most recent period covered by the Company’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Company or any of its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by the Company’s or any of its Subsidiaries’ call reports filed prior to the date hereof, none of the Company or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)        None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)        None of the Company or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)        None of the Company or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and none of the Company or any of its Subsidiaries has been notified of, or to Company’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations.

(k)        None of the Company or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(l)        None of the Company or any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

Section 3.14    Employee Benefit Plans.

(a)        All benefit and compensation plans, programs, agreements, contracts, policies or arrangements covering current or former employees of the Company or any of its Subsidiaries (the “Company Employees”), current or former directors of the Company or any of its Subsidiaries, or current or former consultants of the Company of any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is required to contribute, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, supplemental retirement, employment, retention, severance, change in control, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, programs, agreements, contracts, policies or arrangements, whether written or unwritten, funded or unfunded (the “Company Benefit Plans”), are identified in Schedule 3.14 of the Company Disclosure Schedule. True and complete copies of each of the following have been made available to CNB with respect to each Company Benefit Plan, to the extent applicable: (i) the plan document and all amendments setting forth the terms of each Company Benefit Plan, or if the Company Benefit Plan has not been reduced to writing, a summary of the material terms of such plan; (ii) any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, and administration and service provider agreements; (iii) any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage and employee handbooks; (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion, or advisory letter from the IRS; (vi) a copy of the three most recently filed Forms 5500 (with schedules and financial statements attached); (vii) the most recent actuarial valuation report; (viii) the most recent nondiscrimination and top-heavy tests performed under the Code; and (ix) all material correspondence to or from a Governmental Authority during the past two years.

(b)        Each Company Benefit Plan has been established, administered and operated in all material respects in accordance with its terms and in material compliance with applicable laws, including, without limitation, ERISA and the Code. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination letter from the IRS, or may rely on an opinion letter issued by the IRS with respect to a prototype or volume submitter plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Pension Plan for any period for which such Company Pension Plan would not otherwise be covered by an IRS determination, and to the Knowledge of the Company, there are no circumstances likely to result in revocation of, or inability to rely upon, any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans.

(c)        Neither the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”) maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the Company Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.

(d)        All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company.

(e)        Other than as set forth in Schedule 3.14(e) of the Company Disclosure Schedule, the Company has no obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Other than as set forth in Schedule 3.14(e) of the Company Disclosure Schedule, the Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(f)        Other than as set forth in Schedule 3.14(f) of the Company Disclosure Schedule, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or in combination with one or more events or circumstances) will not (i) entitle any Company Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, except as required by any applicable law, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of the Company, its Subsidiaries or, after the consummation of the transactions contemplated hereby, CNB or the Surviving Bank, to merge amend, or terminate any of the Company Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 4999 of the Code. The Company will make available to CNB as soon as practicable following the date hereof copies of Section 280G calculations prepared in good faith (whether or not final) in connection with the transactions contemplated hereby with respect to any “disqualified individuals” (within the meaning of Section 280G of the Code).

(g)        Other than as set forth in Schedule 3.14(g) of the Company Disclosure Schedule, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations) thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

Section 3.15    Labor Matters.

(a)        None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b)        The Company and its Subsidiaries are employing all of their respective employees in compliance, in all material respects, with all applicable laws relating to employment and employment practices, including all applicable laws related to taxation, employment standards, workers’ compensation, terms and conditions of employment, occupational health and safety, disability benefits, wages and hours, termination of employment, human rights, immigration, pay equity, employment equity, and, where applicable, the Worker Adjustment and Retraining Notification Act of 1988. Other than as set forth in Schedule 3.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are not in material breach of any such laws and there are no pending, outstanding or, to the Knowledge of the Company, threatened proceedings thereunder. Each of the Company and each of its Subsidiaries has properly classified each of their respective employees, officers, directors and consultants as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such service providers for all purposes, except as would not be reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

Section 3.16    Insurance. The Company and each of its Subsidiaries is insured, and during each of 2018 and 2019 has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof (the “Insurance Policies”), including, without limitation, any bank-owned life insurance policies (“BOLI”). All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect. No claims under such policies and bonds have been filed. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company’s balance sheet as of December 31, 2018.

Section 3.17    Environmental Matters.

(a)        The Company and its Owned Real Properties are in material compliance with all Environmental Laws. Neither the Company nor any of its Subsidiaries has received written notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of the Company with all Environmental Laws.

(b)        The Company and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws in connection with the operation of its business and the Owned Real Properties.

(c)        Except as set forth in Schedule 3.17(c) of the Company disclosure Schedule, no Hazardous Material exists on, about or within any of the Owned Real Properties, nor to the Company’s Knowledge have any Hazardous Material previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the properties. The use that the Company makes and intends to make of the Owned Real Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties.

(d)        There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending or to the Company’s Knowledge threatened against the Company or any of its Subsidiaries relating in any way to any Environmental Law. None of the Company or any of its Subsidiaries has any liability for remedial action under any Environmental Law. None of the Company or any of its Subsidiaries has received any written request for information by any Governmental Authority with respect to any Environmental Law regarding the condition, use or operation of any of the Owned Real Properties nor has the Company received any written notice of any kind from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the Owned Real Properties.

Section 3.18    Intellectual Property.    Schedule 3.18 of the Company Disclosure Schedule sets forth a true, complete and correct list of all the Company Intellectual Property owned or purported to be owned by the Company that has been issued by, or registered, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office, registry or agency anywhere in the world. The Company owns or has a license to use all Company Intellectual Property necessary to conduct the business of the Company, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to Company Intellectual Property licensed at standard commercial rates). Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company as currently conducted. To the Knowledge of the Company, all Company Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and the Company has not received notice challenging the validity or enforceability of Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. Except as set forth in Schedule 3.18, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of the Company to own or use any of the Company Intellectual Property that is material to the business of the Company.

Section 3.19    Material Agreements; Defaults.

(a)        Except as set forth on Schedule 3.19(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by any written (or oral) (i) agreement, arrangement, contract or commitment that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries; (ii) agreement, arrangement, contract or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) agreement, arrangement, contract or commitment with any labor union; (iv) agreement by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) agreement, arrangement, contract or commitment which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (vii) agreement, arrangement, contract or commitment which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of in excess of $25,000 per annum or $100,000 in the aggregate; (viii) agreement, arrangement, contract or commitment which restricts the conduct of any line of business by the Company or any of its Subsidiaries; (ix) agreement, arrangement, contract or commitment containing provisions relating to non-competition, employee non-solicitation, or customer or client non-solicitation applicable to the Company; or (x) agreement, arrangement, contract or commitment (including any stock option plan, restricted stock plan, stock-based deferred compensation plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to CNB complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b)        Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach of or default under any Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

Section 3.20    Property and Leases.

(a)        Except as set forth in Schedule 3.20(a) of the Company Disclosure Schedule, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, the Company or any of its Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company’s most recent balance sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity.

(b)        Schedule 3.20(b) of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements, including all amendments and modifications thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and there exists no material breach or default under any such Lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no material default under any such Lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a material breach or default thereunder by such other party. The Company has previously made available to CNB complete and correct copies of all such Leases, including all amendments and modifications thereto.

(c)        Schedule 3.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d)        None of the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require any material expenditures by the Company or any of its Subsidiaries or to result in a material impairment in or limitation on the activities presently conducted there. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

Section 3.21    Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, or this Agreement and the transactions contemplated hereby are exempt from, certain requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of New York.

Section 3.22    Regulatory Capitalization.    The Company is, and immediately prior to the Effective Time will be, “well capitalized,” as such term is defined in the applicable laws and regulations of the New York Department of Financial Services and the FDIC, as amended from time to time.

Section 3.23    Loans; Nonperforming and Classified Assets.

(a)        Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, was made and has been serviced in accordance with the Company’s lending policies in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and to the Knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Company has made available to CNB complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company’s financial statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b)        Schedule 3.23(b) of the Company Disclosure Schedule discloses as of November 30, 2019: (i) any Loan under the terms of which the obligor is thirty (30) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other material provision thereof; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any director, executive officer or five percent (5%) or greater shareholder of the Company. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

Section 3.24    Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

Section 3.25    Investment Management and Related Activities. Except as set forth on Schedule 3.25 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees (solely in their capacity as directors, officers or employees of the Company) is required in connection with the business of the Company to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.26    Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.26, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.27    Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28    CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and the Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any Knowledge (because of the Company’s Home Mortgage Disclosure Act data for the year ended December 31, 2018, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of

Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company pursuant to 12 C.F.R. Part 30. Furthermore, the Company Board has adopted and the Company has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets, in all material respects, the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.29    Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler O’Neill & Partners, L.P. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been made available to CNB. The Company has received the opinion of the Financial Advisor, (which if rendered orally has been, or will be, confirmed in writing as of the same date) to the effect that, as of the date thereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded as of the date hereof. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion letter in its entirety in the Proxy Statement/Prospectus.

Section 3.30    Financial Controls and Procedures. During the periods covered by the Company’s financial statements referenced above in Section 3.11, the Company and its Subsidiaries have had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants.

Section 3.31    Trust Activities. Neither the Company nor any of its Subsidiaries engages in any trust business, nor does it administer or maintain accounts for which it acts as fiduciary, including accounts for which it serves as trustee, custodian, agent, personal representative, guardian or conservator.

Section 3.32    Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of the Company to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation or warranty is made with respect to information relating to CNB included in the Proxy Statement/Prospectus.

Section 3.33    DISCLAIMER. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS TO CNB OR CNB BANK, WHETHER EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR ANY OTHER TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CNB AND CNB BANK

Section 4.01    Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, CNB and CNB Bank hereby make to the Company the representations and warranties contained in this Article IV. On or prior to the date hereof, CNB and CNB Bank have delivered to the Company a schedule (the “CNB Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties contained in this Article IV (it being acknowledged and agreed that disclosure in the CNB Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections).

Section 4.02    Organization, Standing and Authority.

(a)        CNB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CNB is a financial holding company under the Bank Holding Company Act of 1956 (the “BHCA”) and the regulations of the FRB promulgated thereunder. CNB is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(b)        CNB Bank is a Pennsylvania-chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CNB Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by CNB Bank when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of CNB, threatened. CNB Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock of the FHLB as set forth on Bank Disclosure Schedule 4.03. The Articles of Organization and Bylaws of CNB Bank,

copies of which have been made available to the Company, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. All of the common stock, preferred stock and other equity of, or securities issued by, CNB Bank, whether or not having any voting rights, are (i) owned solely by CNB and (ii) not subject to any agreement relating to the voting or sale or transfer of such common stock, preferred stock or other equity.

Section 4.03    Capitalization.

(a)        As of the date hereof, the authorized capital stock of CNB consists of (i) 50,000,000 shares of stock, no par value, of which 15,249,257 shares are issued as common stock and outstanding and (ii) 111,689 shares that are held by CNB as treasury stock. The outstanding shares of CNB’s capital stock are validly issued, fully paid and nonassessable (and were not issued in violation of any preemptive or similar rights). The shares of CNB Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

(b)        Except as set forth in Section 4.03(a), there are no additional shares of CNB’s capital stock authorized or reserved for issuance, CNB does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, phantom units or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and CNB does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Other than this Agreement, there are no agreements to which CNB is a party with respect to the voting, sale or transfer, or registration of any securities of CNB. To the Knowledge of CNB, there are no agreements among other parties, to which CNB is not a party, with respect to the voting or sale or transfer of any securities of CNB.

(c)        There are no outstanding contractual obligations of CNB to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, CNB or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of CNB.

Section 4.04    Corporate Power. Each of CNB and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and CNB has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to cause CNB Bank to perform all of its obligations pursuant to this Agreement.

Section 4.05    Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CNB and CNB Bank and the Boards of Directors of CNB (the “CNB Board”) and CNB Bank. CNB and CNB Bank have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of CNB and CNB Bank, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

Section 4.06    Non-Contravention.

(a)        Subject to the receipt of the Regulatory Approvals and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by CNB and CNB Bank do not and will not (i) constitute a breach or violation of, or a default under, or result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of CNB or of any of its Subsidiaries or to which CNB or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, CNB’s Amended and Restated Articles of Incorporation or Amended and Restated Regulations, or CNB Bank’s Articles of Organization or Bylaws or (iii) require the consent, waiver or approval of, or filings or registrations with, any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b)        As of the date hereof, CNB has no Knowledge of any reasons relating to CNB or the CNB Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why (i) any of the Regulatory Approvals shall not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 4.07    Articles of Incorporation; Bylaws. CNB has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of CNB. CNB is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of CNB and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

Section 4.08    Compliance with Laws.

Each of CNB and its Subsidiaries:

(a)        Since January 1, 2016, has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of CNB, threatened charge by any Governmental Authority that any of CNB and its Subsidiaries has violated, nor any pending or, to the Knowledge of CNB, threatened investigation by any

Governmental Authority with respect to possible violations of, any such federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees;

(b)        has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of CNB, no suspension or cancellation of any of them is threatened; and

(c)        has received, since January 1, 2016, no notification or communication from any Governmental Authority (i) asserting that CNB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by CNB within a certain time period or indefinitely (nor, to the Knowledge of CNB, do any grounds for any of the foregoing exist).

Section 4.09    Litigation; Regulatory Action. Neither CNB nor any of its Subsidiaries is a party to any, and there are no pending or, to CNB’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CNB or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement.

Section 4.10    SEC Documents; Financial Reports; and Regulatory Reports.

(a)        CNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “CNB 2018 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by CNB or any of its Subsidiaries subsequent to January 1, 2016, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “CNB SEC Documents”), with the SEC, and all of the CNB SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such CNB SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such CNB SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of CNB and its Subsidiaries contained in the CNB 2018 Form 10-K and, except for liabilities reflected in CNB SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2018, neither CNB nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b)        CNB and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. CNB (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the CNB Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CNB’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in CNB’s internal control over financial reporting.

(c)        Since January 1, 2016, CNB and its Subsidiaries have duly filed with the FRB, the FDIC, the Pennsylvania Department of Banking and Securities and any other applicable Governmental Authority, in correct form in all material respects, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

Section 4.11    Absence of Certain Changes or Events. Except as disclosed in the CNB SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2018, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of CNB or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a CNB Material Adverse Effect.

Section 4.12    Taxes and Tax Returns. (a) Each of CNB and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by CNB and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of CNB or its Subsidiaries or which CNB and/or its Subsidiaries are contesting in good faith. None of CNB or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither CNB nor any of its Subsidiaries currently has any open Tax years. No claim has ever been made by an authority in a jurisdiction where CNB or its Subsidiaries do not file Tax Returns that CNB or its Subsidiaries are or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CNB or its Subsidiaries.

(b)        Each of CNB and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)        Except as set forth on Schedule 4.12(c) of the CNB Disclosure Schedule, no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of CNB are threatened with respect to CNB or its Subsidiaries. Neither CNB nor any of its Subsidiaries has received from any foreign, federal, state, or local Tax authority (including jurisdictions where CNB and any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against CNB or its Subsidiaries.

(d)        CNB has provided the Company with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to CNB and its Subsidiaries for Tax periods ended December 31, 2018, 2017 and 2016. CNB has delivered to the Company correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by CNB or any of its Subsidiaries pertaining to Tax Returns filed for the years ended December 31, 2018, 2017 and 2016. CNB and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices CNB or any of its Subsidiaries have received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)        None of CNB or any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)        None of CNB or any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of CNB and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of CNB or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. CNB (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which CNB is or was the common parent), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than CNB or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)        The unpaid Taxes of CNB or any of its Subsidiaries (i) did not, as of the end of the most recent period covered by CNB’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in CNB’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of CNB or any of its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by CNB’s or any of its Subsidiaries’ call reports filed prior to the date hereof, none of CNB or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)        None of CNB or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)        None of CNB or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)        None of CNB or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and none of CNB or any of its Subsidiaries has been notified of, or to CNB’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations.

Section 4.13    Employee Benefit Plans.

(a)        All benefits and compensation plans, contracts, policies or arrangements sponsored, maintained by or contributed to by CNB or its Subsidiaries (the “CNB Benefit Plans”), are in compliance with all applicable laws in all material respects.

(b)        There is no pending or, to CNB’s Knowledge, threatened litigation relating to the CNB Benefit Plans.

(c)        Neither CNB nor any entity which is considered one employer with CNB under Section 4001 of ERISA or Section 414 of the Code (a “CNB ERISA Affiliate”) maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA

Section 4.14    Brokers. No action has been taken by CNB or any of its Subsidiaries that would give rise to any valid claim against CNB for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of Griffin Financial Group LLC, whose expenses shall be paid by CNB.

Section 4.15    Financial Ability. On the Effective Date, CNB will have all funds necessary to consummate the Merger and pay the aggregate Total Consideration to holders of Company Common Stock pursuant to Article II hereof.

Section 4.16    CNB Common Stock. The shares of CNB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to preemptive or similar rights and will be issued in compliance with applicable United States federal and state securities laws.

Section 4.17    Schedules. Each schedule attached to, or referenced in, this Agreement and relating to a representation or warranty made by CNB or CNB Bank herein (including, without limitation, Schedule 4.08) is true, correct and not misleading in any respect.

Section 4.18    DISCLAIMER. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER CNB NOR CNB BANK MAKES ANY WARRANTIES OR REPRESENTATIONS TO THE COMPANY, WHETHER EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE MERGER OR ANY OTHER TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01    Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent (including via email) of CNB (which consent shall not be unreasonably withheld or delayed), the Company will not, and will cause each of its Subsidiaries not to:

(a)        Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of the Company’s shareholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals) or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b)        Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c)        Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable, or (y) regular quarterly dividends on Company Common Stock consistent with past practice at a quarterly rate not to exceed $0.70 per share in accordance with the methodology used to determine the amount of past dividends (subject to the last sentence of this clause (c)) or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with CNB regarding the declaration of any dividends in respect of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall receive exactly one (1) dividend for the calendar quarter in which the Merger is consummated with respect to their share of Company Common Stock and any shares of CNB Common Stock that such holders receive in exchange therefor in the Merger.

(d)        Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance, retention, change in control or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal merit increases in base salary in the ordinary course of business consistent with past practice, not to exceed an aggregate increase paid to all employees of more than three percent (3%) from the aggregate base salary paid to all employees in 2019, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, (iv) bonuses payable in 2020 to employees with respect to 2019 and accrued by the Company through December 31, 2019, (v) bonuses payable in July 2020 to employees with respect to the first six months of 2020 and accrued by the Company through June 30, 2020, (vi) bonuses payable to employees on or around the Effective Time as determined by the Company (after consultation with CNB) of not more than $200,000 in the aggregate, or (vii) as set forth on Schedule 5.01(d) or otherwise expressly provided in this Agreement.

(e)        Benefit Plans. Except as set forth in Schedule 5.01(e) of the Company Disclosure Schedule or as may be required (i) by applicable law or the express terms of this Agreement or

(ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercisability of any benefits payable thereunder.

(f)        Company Employees. Hire or terminate the employment of any officer, member of senior management or other employee exempt from overtime requirements, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board any person, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 5.01(f) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof as a result of the termination or resignation of an existing employee at an annual salary of less than $40,000 and whose employment is terminable at the will of the Company, as applicable.

(g)        Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(h)        Governing Documents. Amend its Articles of Incorporation or Bylaws (or equivalent documents).

(i)        Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j)        Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(k)        Contracts. (i) Except as expressly permitted by this Agreement, enter into or terminate any Company Material Contract, amend or modify in any material respect any Company Material Contract, or waive any material rights under any Company Material Contract or (ii) except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify or terminate any contract (x) that has a term of twelve (12) months or longer or (y) that involves the payment of, or incurs fees, in excess of $25,000 per annum, any Lease or any Insurance Policy.

(l)        Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party that waives or releases any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise materially affecting its business or operations in any material respect.

(m)        Banking Operations. Enter into any new line of business; change its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any new products or services, any marketing campaigns or any new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n)        Derivative Transactions. Enter into any Derivative Transactions.

(o)        Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank overnight advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(p)        Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for the Company under applicable law, (ii) any equity investment or (iii) any other debt security other than in the ordinary course of business consistent with past practice, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified.

(q)        Loans. Except for Loans or commitments for Loans that have been approved prior to the date of this Agreement or are otherwise expressly permitted by this Agreement, make, acquire, renegotiate, renew, increase or modify, or issue new commitments for, (i) any unsecured loans in a principal amount in excess of $50,000 or (ii) any other Loan in a principal amount in excess of $500,000, including any commercial and industrial loans; provided, further, that the Loan thresholds referenced herein shall refer to the amount of all Loans to any one borrower or related borrowers in the aggregate, as defined in the Company’s credit policies.

(r)        Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than one (1)—four (4) family residential properties or properties valued at less than $250,000 without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries standard of the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s)        Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t)        Tax Matters. Make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(u)        Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v)        Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(w)        Adverse Actions. (i) Knowingly take an action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement.

(x)        Agreements. Agree or commit to do anything prohibited by this Section 5.01.

Section 5.02    CNB Forbearances. From the date hereof until the Effective Time, except as set forth on the CNB Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, CNB will not, and will cause each of its Subsidiaries not to:

(a)        Adverse Actions. (i) Amend its Articles of Incorporation or Bylaws in a manner that would materially and adversely affect the economic benefit of the Merger to the holders of Company Common Stock; (ii) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (iii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(b)        Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing prohibited by this Article.

(c)        Dividends; Etc. (i) Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of CNB Stock or (ii) directly or indirectly adjust, split, combine or reclassify any shares of its capital stock.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01    Shareholder Approval.

(a)        Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of CNB) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(b)        Subject to Section 6.05, the Company shall use its reasonable best efforts to solicit from the holders of Company Common Stock proxies in favor of the adoption of the Agreement and approval of the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted in compliance with New York Banking Law, the Articles of Incorporation of the Company and the Bylaws of the Company, and all other applicable legal requirements. The Company shall keep CNB updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by CNB.

(c)        Subject to Section 6.05 hereof, (i) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (ii) the Company Proxy Statement shall include the Company Recommendation.

(d)        All materials submitted to the shareholders of the Company in accordance with this Section 6.01 shall be subject to CNB’s review and reasonable approval.

Section 6.02    Registration Statement.

(a)        Within twenty (20) Business Days of the date hereof, CNB shall submit to the Company an initial draft of a registration statement on Form S-4 (the “Draft Registration Statement”) to be filed by CNB with the SEC in connection with the issuance of the CNB Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of CNB and the Company relating to the Company Meeting and constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). CNB and the Company agree to cooperate to complete the Draft Registration Statement so it is in a mutually agreeable final form (the “Registration Statement”) (which shall include the Proxy statement/Prospectus and all related documents). CNB will file the Registration Statement with the SEC as soon as practicable after it is in such mutually agreeable final form. Each of CNB and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with CNB and CNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company’s independent registered public accounting firm in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to the Company’s shareholders.

(b)        Each of CNB and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of CNB and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing by or on behalf of the Company to shareholders will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of CNB and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c)        CNB will advise the Company, promptly after CNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CNB Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information and provide the Company with a copy of such SEC request.

Section 6.03    Press Releases. CNB and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

Section 6.04    Access; Information.

(a)        Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford CNB and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “CNB Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to CNB and the CNB Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as CNB or any CNB Representative may reasonably request; provided, however, that neither the Company nor any of its Subsidiaries shall be required to disclose any information that it is prohibited from disclosing pursuant to any applicable law or any agreement to which the Company or its Subsidiaries is a party or bound. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)        CNB agrees to hold all information and documents obtained pursuant to this Section 6.04 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by CNB of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to CNB’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.05    No Solicitation.

(a)        The Company shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to knowingly facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) except as provided in Section 6.05(b), participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than CNB) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) except as provided in Section 6.05(b) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications existing on the date hereof with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from CNB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)        Notwithstanding Section 6.05(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) and (iv) of Section 6.05(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.05; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and an independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided CNB with at least two (2) Business Days’ prior notice that the Company Board is reasonably likely to make such a determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to CNB any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to CNB, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (y) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks, financing conditions or other contingencies associated with the consummation or the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)        The Company shall promptly (and in any event within forty-eight (48) hours ) notify CNB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep CNB informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)        Except as provided in Section 6.05(e), neither the Company Board nor any committee thereof (acting as the Company Board or committee thereof, as applicable, and not as individual members of the Company Board) shall (i) withdraw, qualify, amend or modify, or formally propose to withdraw, qualify, amend or modify, in a manner adverse to CNB in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a written request by CNB, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A)

related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.05(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)        Notwithstanding Section 6.05(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the third Business Day following CNB’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising CNB that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.05) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the three (3) Business Day period after receipt of the Notice of Superior Proposal by CNB (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with CNB to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that CNB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by CNB since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.05(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to CNB and again comply with the requirements of this Section 6.05(e), except that the Notice Period shall be reduced to one (1) Business Day.

(f)        Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company’s shareholders without recommendation, in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, for so long as this Agreement remains in effect, the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

Section 6.06    Takeover Laws. No party shall take any action after the date of this Agreement that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this

Agreement or the transactions contemplated hereby; provided, however, that this Section shall not require that either party commence any litigation or other proceeding challenging the validity or applicability of the Takeover Laws to this Agreement or such transactions.

Section 6.07    Shares Listed. Prior to the Effective Time, to the extent required by NASDAQ, CNB shall file a notice of additional listing of shares with NASDAQ with respect to the shares of CNB Common Stock to be issued to the holders of Company Common Stock in the Merger. Such shares of CNB Common Stock will not be subject to preemptive or similar rights and will be issued in compliance with applicable United States federal and state securities laws.

Section 6.08    Regulatory Applications; Filings; Consents. CNB, CNB Bank and the Company shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities, including, without limitation, the Regulatory Approvals, necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and (b) to comply with the terms and conditions of such permits, consents, approvals, waivers and authorizations; provided, however, that in no event shall CNB be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by CNB or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or CNB or its Subsidiaries, or compel CNB or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or CNB or any of its Subsidiaries (together, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, CNB agrees to file, within sixty (60) days of the date of this Agreement, the requisite applications, waiver requests and/or notifications to be filed by it with the FRB, the FDIC, the Pennsylvania Department of Banking and Securities and the New York Department of Financial Services, if and as required, and, if necessary, any other Governmental Authority, and any other Governmental Authorities of states in which CNB, the Company and their respective Subsidiaries operate. Each of CNB and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to obtaining all material permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby, including by providing the other party with any comments or questions received from a Governmental Authority in connection with the filings made in contemplation of this Agreement.

Section 6.09    Indemnification; Directors’ and Officers’ Insurance.

(a)        CNB agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Bylaws or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, to the extent provided by applicable law.

(b)        Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 150% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company will enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c)        In the event CNB or any of its successors or assigns, or CNB Bank (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CNB or CNB Bank, as applicable, shall assume the obligations set forth in this Section 6.09.

(d)        The provisions of this Section 6.09 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.10    Employees and Benefit Plans.

(a)        As promptly as practicable after the Effective Time as determined in the reasonable discretion of CNB, CNB agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (“Continuing Company Employees”) with at least the types and levels of employee benefits comparable in the aggregate to those maintained by CNB for similarly-situated employees of CNB. CNB will treat, and cause its applicable benefit plans to treat, the service of the Continuing Company Employees with the Company or any of its Subsidiaries as service rendered to CNB or any of its Subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation (but not for the purpose of benefit accrual under any such applicable plan and not for participation in or accrual under any retiree health plan or executive supplemental retirement plan of CNB or any CNB ERISA Affiliate); provided, however, that such service shall not be so treated to the extent that such treatment would result in a duplication of benefits. Without limiting the foregoing, but subject to the terms and conditions of CNB’s health and similar plans, CNB shall not treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of CNB for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior to the Effective Time, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under CNB’s health plans upon delivery to CNB of appropriate documentation.

(b)        Notwithstanding anything to the contrary contained herein, CNB shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company; provided, however, that CNB shall continue to maintain such plans (other than stock-based or incentive plans or defined benefit plans) until the employees of the Company and its Subsidiaries are permitted to participate in CNB’s plans in accordance with Section 6.10(a).

(c)        From and after the Effective Time, CNB agrees to cause the Surviving Bank and its Subsidiaries to honor and continue to be obligated to perform, in accordance with their terms (as in effect as of the Effective Time and as amended to the extent set forth on Schedule 5.01(d) and in this Section 6.10), all contractual rights of current and former employees and directors of the Company or any of its Subsidiaries existing as of the date hereof under the employment, severance, deferred compensation, change in control and supplemental retirement plans of the Company and its Subsidiaries listed in Schedule 6.10(c) of the Company Disclosure Schedule. Without limiting the scope of the foregoing and except as set forth in the immediately following sentence, CNB agrees that those individuals with employment and/or change of control agreements to which the Company is a party that are set forth on Schedule 6.10(c) of the Company Disclosure Schedule shall terminate employment immediately following the Effective Time and be entitled to receive such severance payments as are determined in accordance with a settlement agreement being entered into concurrently herewith and substantially in the form attached hereto as Exhibit B.

(d)        If requested by CNB, but such request must be made at least fifteen (15) days before the Effective Time, the Company shall terminate, as of the day prior to the Effective Time (but contingent upon the occurrence thereof), any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”), and no further contributions shall be made to any Company 401(k) Plan after such termination (other than contributions which relate to compensation earned prior to or on the termination date). The Company shall provide to CNB (i) certified copies of resolutions adopted by the Company Board (or other such party as may be authorized, under the terms of the Company 401(k) Plan, to amend and terminate the Company 401(k) Plan), as applicable, authorizing such termination of the Company 401(k) Plan and (ii) an executed amendment to the Company 401(k) Plan in form and substance reasonably satisfactory to CNB to conform the plan document for such Plan with all applicable requirements of the Code, and regulations thereunder, with regard to termination of the Company 401(k) Plan, or otherwise relating to the tax-qualified status of such Company 401(k) Plan.

(e)        Except for those employees of the Company listed on Schedule 6.10(e)(i) of the Company Disclosure Schedule (the “Designated Company Employees”), CNB agrees to pay to each employee of the Company or any Subsidiary that is not covered by a written employment or severance agreement and either (i) not offered continued employment by CNB or CNB Bank after the Effective Time, or (ii) is terminated by CNB or any of its subsidiaries, without cause, within twelve (12) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with the Company or any Subsidiary; provided, however, that the minimum severance payment shall equal four (4) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary. Immediately prior to the Effective Time, the Company shall accrue all unused sick time as set forth on Schedule 6.10(e)(ii) of the Company Disclosure Schedule with respect to its employees and pay such amounts to its employees, subject to applicable withholding, as of the Effective Time.

(f)        With respect to each of the Designated Company Employees, CNB agrees to make the payments set forth on Schedule 6.10(f) of the Company Disclosure Schedule. In the event that any of the Designated Company Employees is either (i) not offered continued employment by CNB or CNB Bank after the Effective Time, or (ii) is terminated by CNB or any of its subsidiaries, without cause, within twelve (12) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with the Company or any Subsidiary; provided, however, that the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary. Immediately prior to the Effective Time, the Company shall accrue all unused sick time as set forth on Schedule 6.10(e)(ii) of the Company Disclosure Schedule with respect to the Designated Company Employees and pay such amounts to the Designated Company Employees, subject to applicable withholding, as of the Effective Time.

(g)        The Company and CNB shall use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

(h)        Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing contained herein shall (1) be construed as an amendment to any employee benefit plan, (2) otherwise obligate CNB, the Surviving Bank or any of their affiliates to maintain any particular employee benefit plan, (3) obligate CNB, the Surviving Bank or any of their affiliates to retain the employment of any particular Continuing Employee following the Effective Time, or (4) create any third-party beneficiary rights in any employee or any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits under any employee benefit plan, program or arrangement.

(i)        If, as a result of the transactions contemplated hereby, either CNB, the Company or any of their affiliates is required before or as of the Effective Time to provide notice of any employment loss to any employees of the Company or any of its Subsidiaries or any Person under the federal Worker Adjustment and Retraining Notification Act of 1988 or any state or local laws, regulations or ordinances related to plant closing, relocations, mass layoffs or employment losses, the Company shall give all such required notices within the time frames required by applicable law, regulation or ordinance. The Company shall provide CNB with a reasonable opportunity to review, comment upon, and approve (which CNB shall not unreasonably withhold or delay) all such notices before the notices are provided to affected employees, governmental agencies or other Persons.

(j)        From and after the Effective Time, to the extent not previously paid by the Company, CNB agrees to cause the Surviving Bank and its Subsidiaries to pay the bonuses described in Section 5.01(d)(iv), (v), and (vi).

Section 6.11    Notification of Certain Matters. Each of CNB and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, or would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by CNB or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to CNB’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

Section 6.12    Financial Statements and Other Current Information.

(a)        During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of CNB and to report the general status of the ongoing operations of the Company and each of its Subsidiaries.

(b)        As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to CNB (i) internally-prepared consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, and (ii) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof, including monthly board packages, relating to the financial performance and risk management of the Company and its Subsidiaries.

(c)        The Company shall provide CNB with the minutes of any meeting of the Company Board or the committees thereof (or written consent in lieu of a meeting) as soon as practical but in any event not later than three (3) Business Days after the date of such meeting or consent; provided, however, that the Company shall not be required to provide any information which may violate a confidentiality obligation or fiduciary duty, any legal or regulatory requirements, reflect any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal, or involve any information subject to attorney-client (or other similar) privilege.

(d)        The Company shall distribute a copy of any package provided to the Board of Directors of the Company, including the agenda and any draft minutes, to CNB at the same time and in the same manner in which it distributes a copy of such package to the Board of Directors of the Company and CNB may, at its discretion, discuss with officers or directors of the Company any questions that it may have about the contents of such package in advance of any meeting of the Company’s Board of Directors or the committees thereof; provided, however, that the Company shall not be required to copy CNB on or to discuss with CNB any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of the Company or any other matter that the Company’s Board of Directors has determined, after consulting with counsel, that such distribution to or discussion with CNB may violate a confidentiality obligation or fiduciary duty or any law or regulation or result in a waiver of attorney-client privilege.

(e)        All information furnished by the Company to CNB pursuant to this Section 6.12 shall be held in confidence to the same extent of CNB’s obligations under Section 6.04(b).

Section 6.13    Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

Section 6.14    Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (i) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be correct and complete in all material respects and prepared in a manner reasonably consistent with past practice; (ii) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (iii) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (iv) promptly notify CNB of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

Section 6.15    Certain Litigation. The Company shall provide CNB the opportunity to participate at CNB’s own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without CNB’s prior written consent (such consent not to be unreasonably withheld).

Section 6.16    Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide CNB with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Classified Loans.

Section 6.17    Tax Representation Letters. Officers of CNB and the Company shall execute and deliver to Hogan Lovells US LLP, tax counsel to CNB, and Hodgson Russ LLP, tax counsel to the Company, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement/Prospectus and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.02(c) or Section 7.03(c) of this Agreement.

Section 6.18    Branches. On and after the Effective Date, CNB Time shall continue to operate the branches of the Company at their officially designated addresses listed on Schedule 6.18 of the Company Disclosure Schedule (subject to the right of CNB Bank to close any of its branches after the Effective Date in compliance with applicable law).

Section 6.19    Advisory Board. Effective as of the Effective Time, CNB Bank shall appoint an officer or director of the Company selected by CNB in consultation with the Company to be a member of the Advisory Board of CNB Bank for not less than three years or until his or her death, incapacity or resignation. Upon the death, incapacity or resignation of the officer or director of the Company initially appointed to be a member of such Advisory Board, CNB Bank need not (but may) allocate any seat on such Advisory Board to any individual previously affiliated with the Company.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01    Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)        Shareholder Vote. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present (or represented by proxy) and voting at the Company Meeting.

(b)        Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon CNB or any of its Subsidiaries that CNB reasonably determines is a Burdensome Condition.

(c)        No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

(d)        Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

Section 7.02    Conditions to the Obligations of CNB. The obligation of CNB to consummate the Merger is also conditioned upon the satisfaction or waiver by CNB, at or prior to the Effective Time, of each of the following conditions:

(a)        Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 3.02, Section 3.04, Section 3.05, Section 3.06, Section 3.07(a)(ii), Section 3.21, and Section 3.30 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the

Effective Time, (ii) the representations and warranties of the Company set forth in Section 3.03(b) and Section 3.12(a) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (iii) the representations and warranties of the Company set forth in Section 3.03(a) and Section 3.03(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iv) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date or for a specific period shall be true and correct only on and as of such date or such period, and (B) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b)        Performance of Covenants and Obligations. The Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)        Tax Opinion. CNB shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in form and substance reasonably satisfactory to CNB, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

Section 7.03    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a)        Representations and Warranties of CNB. (i) The representations and warranties of CNB set forth in Section 4.02, Section 4.04, Section 4.05 and Section 4.06(a)(ii) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time and (ii) each of the other representations and warranties of CNB contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date or for a specific period shall be true and correct only on and as of such date or such period, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CNB Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CNB Material Adverse Effect.

(b)        Performance of Covenants and Obligations. CNB shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)        Tax Opinion. The Company shall have received a letter setting forth the written opinion of Hodgson Russ LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

ARTICLE VIII

TERMINATION

Section 8.01    Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a)        by the mutual consent of CNB and the Company in a written instrument;

(b)        by CNB or the Company, in the event that the Merger is not consummated by September 30, 2020 for any reason (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)        by CNB or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d)        by CNB or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.10, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e)        by CNB or the Company, if the approval of the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or at any adjournment or postponement thereof; or

(f)        by CNB, if, (x) the Company Board (acting as the Company Board and not as individual members of the Company Board) (i) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.01, (iii) approves or recommends an Acquisition Proposal,

(iv) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by CNB, (v) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by CNB, except during a period in which the Company Board is evaluating an Acquisition Proposal to comply with its fiduciary duties to the Company’s shareholders under applicable law or (vi) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (y) there shall have been a material breach of Section 6.05;

(g)        by the Company, if the Company Board so determines by a majority vote of the members of the Company Board, at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(i)        the CNB Market Value is less than or equal to 80% of the Initial CNB Market Value; and

(ii)        the number obtained by dividing the CNB Market Value by the Initial CNB Market Value (“CNB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

(iii)      If the Company elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to CNB. During the five (5) Business Day period commencing with its receipt of such notice, CNB shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial CNB Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the CNB Market Value, or (y) the quotient determined by dividing the Initial CNB Market Value by the CNB Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If CNB so elects, it shall give, within such five (5) Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.01(g) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(g).

(iv)      For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

(A)        “CNB Market Value” shall be the average of the daily closing sales prices of a share of CNB Common Stock as reported on NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B)        “Determination Date” shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (including any waiting period), and (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated herein is obtained.

(C)        “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D)        “Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean the KBW Bank Index.

(E)        “Initial CNB Market Value” means the average of the daily closing sales prices of a share of CNB Common Stock, as reported on NASDAQ, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F)        “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(v)        If CNB or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.01(g).

Section 8.02    Effect of Termination and Abandonment.

(a)        In the event of termination of this Agreement by either CNB or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of CNB, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.03 (Press Releases), Section 6.13 (Confidentiality Agreement), Section 9.03 (Expenses) and this Section 8.02 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither CNB nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b)        In the event this Agreement is terminated by CNB pursuant to Section 8.01(f), the Company shall pay to CNB an amount equal to $2,500,000 (the “Termination Fee”).

(c)        In the event that this Agreement is terminated by CNB or the Company pursuant to Section 8.01(e) or Section 8.01(b) due to the failure to obtain the approval of the Company’s shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or the president of the Company prior to the Company

Meeting or prior to the date specified in Section 8.01(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to CNB an amount equal to the Termination Fee. For purposes of this Section 8.02(c), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(d)        In the event that this Agreement is terminated by CNB pursuant to Section 8.01(c) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by CNB or during the cure period therefor provided in Section 8.01(c) and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to CNB an amount equal to the Termination Fee. For purposes of this Section 8.02(d), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(e)        Any payment of the Termination Fee required to be made pursuant to this Section 8.02 shall be made within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. All payments under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by CNB.

(f)        Receipt of the Termination Fee by CNB, if applicable, pursuant to this Section 8.02 with respect to any termination of this Agreement will be the sole remedy of CNB and CNB Bank for such termination and, upon payment of the Termination Fee, the Company shall not have any further liability to CNB or CNB Bank pursuant to this Agreement or otherwise with respect to such termination.

(g)        In the event this Agreement is terminated by the Company or CNB pursuant to Section 8.01(b) and all Regulatory Approvals have not been obtained, CNB shall within two Business Days of such termination pay to the Company an amount equal to $1,250,000 (the “Company Fee”). All payment of the Company Fee under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by the Company. Receipt of the Company Fee by the Company, if applicable, pursuant to this Section 8.02 with respect to such termination will be the sole remedy of the Company for such termination and, upon payment of the Company Fee, CNB shall not have any further liability to the Company pursuant to this Agreement or otherwise with respect to such termination.

(h)        CNB and the Company acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither CNB nor the Company would have entered into this Agreement. Accordingly, if CNB or the Company fails promptly to pay any amount due pursuant to this Section 8.02 and, in order to obtain such payment, the other commences a suit which results in a judgment against CNB or the Company, as applicable, for the amount set forth in this Section 8.02, the party failing to pay such amount shall pay to the other its costs and expenses

(including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee or the Company Fee, as applicable, at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

Section 9.02    Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

Section 9.03    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 9.04    Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or sent by email (providing confirmation of receipt) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to CNB:

CNB Financial Corporation

31 South Second Street

P.O. Box 42

Clearfield, Pennsylvania 16830

Attention: Joseph B. Bower, Jr., President and Chief Executive Officer

Email: joe.bower@cnbbank.bank

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention:    Richard Schaberg and Les Reese

Email: richard.schaberg@hoganlovells.com; leslie.reese@hoganlovells.com

If to the Company, to:

Bank of Akron

P.O. Box 358

Akron, NY 14001

Attention: Stephen Forrestel

Email: sforrestel@coldspringconstruction.com

With a copy to (which shall not constitute notice):

Hodgson Russ LLP

605 Third Avenue

Suite 2300

New York, NY 10158

Attention:    Gary M. Schober

Email: gschober@hodgsonruss.com

Section 9.05    Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.09 (Indemnification; Directors’ and Officers’ Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.06    Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by CNB without the written consent of the Company and no such assignment shall release CNB of its obligations hereunder. After the Effective Time, CNB’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of CNB. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 9.07    Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

Section 9.08    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. A party to this Agreement may deliver an executed signature page of this Agreement to any other party to this Agreement electronically and, upon doing so, such party shall be contractually bound by this Agreement for all purposes.

Section 9.09    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles thereof. EACH OF CNB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

Section 9.11    Certain Definitions.

(a)        As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania or the State of New York are authorized or obligated to close.

“CNB Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the current or prospective business, prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the CNB and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent CNB from materially performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term CNB Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on CNB and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as CNB and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on CNB and its Subsidiaries taken as a whole); (iii) actions and omissions of CNB and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by CNB under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (v) any failure by CNB to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of CNB Material Adverse Effect may be taken into account in determining whether there has been a CNB Material Adverse Effect).

“Closing CNB Share Value” shall mean the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of CNB Common Stock reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding but not including the trading day prior to the Closing Date; provided, however, if necessary to comply with any requirements of the SEC, the term Closing CNB Share Value shall mean the 4:00 p.m. Eastern Time closing sales price of CNB Common Stock reported on the NASDAQ Global Select Market for the date which is the closest in time but prior to the Closing Date which complies with such rules and regulations.

“Company Board” shall mean the Board of Directors of the Company.

“Company Intellectual Property” shall mean means the Intellectual Property used in or held for use in the conduct of the business of the Company.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the current or prospective business, prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from materially performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of CNB in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated September 3, 2019, by and between CNB and the Company.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction issued by or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or oil. The term Environmental Law includes without limitation (i) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (ii) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or oil as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” shall mean any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that poses a threat to the environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of the business of the Company (if applicable) or guests in compliance with Environmental Laws.

“Intellectual Property” shall mean (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights in both published and unpublished works (including any registrations and applications for any of the foregoing); (d) rights to or in software; (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; and (f) claims of infringement against third parties.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the individuals listed on the Company Disclosure Schedule, or (ii) in the case of CNB, the individuals listed on the CNB Disclosure Schedule; provided, however, that in no event shall “reasonable inquiry” require environmental sampling or testing of any kind.

“Owned Real Property” shall mean the real property on which the Company operates an office or branch.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any consent, approval, authorization, waiver or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity such that, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. The term “Subsidiary” shall also include any corporation or organization directly or indirectly controlled by such party. “Control” for this purpose shall have the same meaning as in the BHCA.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments imposed by any Governmental Authority, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” shall mean the Treasury Department regulations promulgated under the Code.

(b)        The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.05(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.05(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“BHCA” shall have the meaning set forth in Section 4.02(a).

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.08.

“CNB” shall have the meaning set forth in the preamble to this Agreement.

“CNB 2018 Form 10-K” shall have the meaning set forth in Section 4.10(a).

“CNB Adjustment Event” shall have the meaning set forth in Section 2.04.

“CNB Bank” shall have the meaning set forth in the preamble to this Agreement.

“CNB Board” shall have the meaning set forth in Section 4.05.

“CNB Common Stock” shall have the meaning set forth in Section 2.01(a)(ii).

“CNB Disclosure Schedule” shall have the meaning set forth in Section 4.01(b).

“CNB ERISA Affiliate” shall have the meaning set forth in Section 4.13(c).

“CNB Market Value” shall have the meaning set forth in Section 8.01(g)(iv)(A).

“CNB Ratio” shall have the meaning set forth in Section 8.1(g)(ii).

“CNB Representatives” shall have the meaning set forth in Section 6.04(a).

“CNB Stock Certificate” shall have the meaning set forth in Section 2.03(k).

“CNB SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Cash Consideration” shall have the meaning set forth in Section 2.01(a)(i).

“Cash Election” shall have the meaning set forth in Section 2.01(a)(i).

“Cash Election Shares” shall have the meaning set forth in Section 2.01(a)(i).

“CERCLA” shall have the meaning set forth in Section 5.01(r).

“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.04.

“Closing Date” shall have the meaning set forth in Section 1.04.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” shall have the meaning set forth in Section 6.10(e).

“Company Benefit Plans” shall have the meaning set forth in Section 3.14(a).

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.01.

“Company Employees” shall have the meaning set forth in Section 3.14(a).

“Company Fee” shall have the meaning set forth in Section 8.02(g).

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.14(c).

“Company Material Contract” shall have the meaning set forth in Section 3.19(a).

“Company Meeting” shall have the meaning set forth in Section 6.01(a).

“Company Pension Plan” shall have the meaning set forth in Section 3.14(b).

“Company Recommendation” shall have the meaning set forth in Section 6.01(c)(i).

“Company Representatives” shall have the meaning set forth in Section 6.05(a).

“Company Stock Certificate” shall have the meaning set forth in Section 2.03(g).

“Company Subsequent Determination” shall have the meaning set forth in Section 6.05(e).

“Continuing Company Employees” shall have the meaning set forth in Section 6.10(a).

“CRA” shall have the meaning set forth in Section 3.07(b).

“Derivative Transactions” shall have the meaning set forth in Section 3.26.

“Determination Date” shall have the meaning set forth in Section 8.01(g)(iv)(B).

“Dissenters’ Shares” shall have the meaning set forth in Section 2.05.

“Draft Registration Statement” shall have the meaning set forth in Section 6.02(a).

“Election” shall have the meaning set forth in Section 2.03(a).

“Election Deadline” shall have the meaning set forth in Section 2.03(d).

“Exchange Fund” shall have the meaning set forth in Section 2.03(i).

“Exchange Ratio” shall have the meaning set forth in Section 2.01(a)(iii).

“Effective Time” shall have the meaning set forth in Section 1.02.

“Exchange Agent” shall have the meaning set forth in Section 2.03(d)

“FDIC” shall have the meaning set forth in Section 3.02.

“FHLB” shall have the meaning set forth in Section 3.02.

“Final Index Price” shall have the meaning set forth in Section 8.01(g)(iv)(C).

“Finance Laws” shall have the meaning set forth in Section 3.09(d).

“Financial Advisor” shall have the meaning set forth in Section 3.29.

“Form of Election” shall have the meaning set forth in Section 2.03(b).

“FRB” shall have the meaning set forth in Section 3.10(d).

“GAAP” shall have the meaning set forth in Section 3.11(a).

“Holder” shall have the meaning set forth in Section 2.03.

“Indemnified Parties” shall have the meaning set forth in Section 6.09(a).

“Index” shall have the meaning set forth in Section 8.01(g)(iv)(D).

“Index Ratio” shall have the meaning set forth in Section 8.01(g)(ii).

“Initial CNB Market Value” shall have the meaning set forth in Section 8.01(g)(iv)(E).

“Initial Index Price” shall have the meaning set forth in Section 8.01(g)(iv)(F).

“IRS” shall have the meaning set forth in Section 3.13(d).

“Letter of Transmittal” shall have the meaning set forth in Section 2.03(o).

“Liens” shall have the meaning set forth in Section 3.04(a).

“Loan Property” shall have the meaning set forth in Section 3.17.

“Loans” shall have the meaning set forth in Section 3.23(a).

“Maximum Cash Conversion Number” shall have the meaning set forth in Section 2.02(a).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.01(a)(iii).

“Non-Election Shares” shall have the meaning set forth in Section 2.01(a)(iii).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.05(e).

“Notice Period” shall have the meaning set forth in Section 6.05(e).

“Outside Date” shall have the meaning set forth in Section 8.01(b).

“Premium Limit” shall have the meaning set forth in Section 6.09(b).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.02(a).

“Registration Statement” shall have the meaning set forth in Section 6.02(a).

“Stock Consideration” shall have the meaning set forth in Section 2.01(a)(ii).

“Stock Election” shall have the meaning set forth in Section 2.01(a)(ii).

“Stock Election Shares” shall have the meaning set forth in Section 2.01(a)(ii).

“Superior Proposal” shall have the meaning set forth in Section 6.05(b).

“Surviving Bank” shall have the meaning set forth in Section 1.01.

“Takeover Laws” shall have the meaning set forth in Section 3.21.

“Tax Representation Letters” shall have the meaning set forth in Section 6.17.

“Termination Fee” shall have the meaning set forth in Section 8.02(b).

“Total Consideration” shall have the meaning set forth in Section 2.01(d).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.07(b).

“Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CNB FINANCIAL CORPORATION

By:
Name:
Title:

CNB BANK

By:
Name:
Title:

BANK OF AKRON

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]